Exhibit 10.16

Non-Employee Director Compensation Policy

Compensation for our non-employee directors consists of cash, restricted stock units and stock options. The Compensation Committee periodically reviews the compensation paid to non-employee directors for their service on the Board and its committees and recommends any changes considered appropriate to the full Board for its approval. In February 2020, the Board approved the recommendations of the Compensation Committee to align our non-employee director cash compensation with the 50th percentile of our peer group and equity compensation with the 25th percentile of our peer group. Accordingly, effective January 1, 2020, each member of our Board who is not our employee will receive an annual retainer of $40,000. In addition, our non-employee directors will receive the following cash compensation for Board services, as applicable:

•	the Board Chair receives an additional annual retainer of $30,000;

•	the Audit Committee Chair receives an additional annual retainer of $20,000;

•	the Compensation Committee Chair receives an additional annual retainer of $15,000;

•	the Nominating and Corporate Governance Committee Chair receives an additional annual retainer of $10,000;

•	an Audit Committee member receives an additional annual retainer of $10,000;

•	a Compensation Committee member receives an additional annual retainer of $7,500; and

•	a Nominating and Corporate Governance Committee member receives an additional retainer of $5,000.

Beginning in February 2020, upon election or appointment to our Board, a new non-employee director will now receive an initial grant of a stock option to purchase 22,500 shares of our common stock, which will vest as to 1/36th of the shares subject to the option on an equal monthly basis over a three-year period, and 11,250 RSUs with vesting over three years with annual cliff vesting for each of the three years. Each non-employee director who is then serving as a director or who is elected to our Board on the date of an annual meeting will be eligible to receive a grant of a stock option to purchase 15,000 shares of our common stock, which would vest as to 1/12th of the shares subject to the option on an equal monthly basis over a one-year period, and 7,500 RSUs with cliff vesting in one year.

All Board and committee retainers accrue and are payable on a quarterly basis at the end of each calendar quarter of service. We continue to reimburse our non-employee directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at Board or committee meetings.